As filed with the Securities and Exchange Commission on August 9, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YEXT, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-8059772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Yext, Inc.
61 Ninth Avenue
New York NY 10011
(212) 994-3900
(Address of principal executive offices, including zip code)

Hearsay Social, Inc. 2019 Equity Incentive Plan
(Full title of the plan)

Michael Walrath
Chief Executive Officer
61 Ninth Avenue
New York, NY 10011
(212) 994-3900
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is filed by Yext, Inc. (the “Registrant”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2024, by and among the Registrant, Hearsay Social, Inc., a Delaware corporation (“Hearsay”), Houston Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Yext (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of Hearsay’s stockholder. In accordance with the Merger Agreement, on August 1, 2024, Merger Sub merged with and into Hearsay (the “Merger”), with Hearsay surviving the Merger and becoming a wholly owned subsidiary of Registrant (the “Surviving Corporation”).

This Registration Statement registers 6,046,964 shares of the Registrant’s common stock, consisting of (i) 2,129,125 shares that may be issued in respect of Converted RSUs (as defined below) and (ii) 3,917,839 Remaining Hearsay Plan Shares (as defined below).

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each restricted stock unit of Hearsay granted under the Hearsay Social, Inc. 2019 Equity Incentive Plan (“Hearsay Plan”) that was outstanding as of the Effective Time (such restricted stock unit, a “Hearsay RSU”) was assumed by Registrant and converted into a restricted stock unit to receive shares of the Registrant’s common stock (such restricted stock unit, a “Converted RSU”), subject to the same terms and conditions (including vesting terms and conditions) of the corresponding Hearsay RSUs in effect immediately prior to the Effective Time, except that each Converted RSU entitles the holder to receive that number of whole shares of Registrant’s common stock equal to the product, rounded down to the nearest whole share, of (x) the number of shares of Hearsay’s common stock that were subject to each Hearsay RSU as of immediately prior to the Effective Time and (y) approximately 0.1888 (the “Exchange Ratio”).

Shares of the Registrant’s common stock registered hereunder also include shares of Hearsay’s common stock that were available for future awards under the Hearsay Plan immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole share (the “Remaining Hearsay Plan Shares”).

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

1)the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024 filed with the SEC on March 13, 2024 (the “Annual Report”);
2) the Registrant’s Current Report on Form 8-K filed with the Commission on June 4, 2024, June 10, 2024, June 17, 2024, July 29, 2024 and August 2, 2024 (other than the portions of these documents not deemed to be filed);

3)all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed);
4)the description of the Registrant’s Common Stock which is contained in the Registration Statement on Form 8-A (File No. 001-38056), filed April 7, 2017, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 8. Exhibits.

Exhibit Number	Description
4.1(1)	Form of Common Stock Certificate
4.2	Hearsay Social, Inc. 2019 Equity Incentive Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page hereto)
107	Filing fee table

(1) Incorporated by reference to Exhibit 4.1 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-216642), filed with the Commission on March 28, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of August, 2024.

YEXT, INC.
By:	/s/ Michael Walrath
Michael Walrath
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Walrath, Darryl Bond and Ho Shin, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Yext, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael Walrath	Chief Executive Officer	August 9, 2024
Michael Walrath	(Principal Executive Officer) and Director

/s/ Darryl Bond	Chief Financial Officer	August 9, 2024
Darryl Bond	(Principal Financial Officer)

/s/ Mark Davis	Director	August 9, 2024
Mark Davis

/s/ Jesse Lipson	Director	August 9, 2024
Jesse Lipson

/s/ Julie Richardson	Director	August 9, 2024
Julie Richardson

/s/ Andrew Sheehan	Director	August 9, 2024
Andrew Sheehan

/s/ Evan Skorpen	Director	August 9, 2024
Evan Skorpen

/s/ Hillary Smith	Director	August 9, 2024
Hillary Smith

/s/ Seth Waugh	Director	August 9, 2024
Seth Waugh

/s/ Tamar Yehoshua	Director	August 9, 2024
Tamar Yehoshua